      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999.
                                                  REGISTRATION NO. 333-        .

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   52-2081515
                      (I.R.S. Employer Identification No.)

              587 GREENWAY INDUSTRIAL DRIVE, LAKEMONT BUSINESS PARK
                         FORT MILL, SOUTH CAROLINA 29715
                            Telephone: (803) 548-2160
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Karl F. Brown
              587 GREENWAY INDUSTRIAL DRIVE, LAKEMONT BUSINESS PARK
                         FORT MILL, SOUTH CAROLINA 29715
                            Telephone: (803) 548-2160
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Robert W. Walter, Esq.
                             Stacey L. Bowers, Esq.
                     Berliner Zisser Walter & Gallegos, P.C.
                         Suite 4700, 1700 Lincoln Street
                             Denver, Colorado 80203

                            Telephone: (303) 830-1700
          Approximate date of commencement of proposed sale to public:
   As soon as practicable after the Registration Statement becomes effective.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                             Amount to be     PROPOSED MAXIMUM AGGREGATE       Amount of
    Title of each class of securities to be registered        registered        OFFERING PRICE(1)          registration fee
-----------------------------------------------------------------------------------------------------------------------------

Common Stock..............................................     645,000            $  5,120,010               $ 1,423.36
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                      -------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1999


                                 645,000 SHARES


                [AMERICAN AIRCARRIERS SUPPORT INCORPORATED LOGO]

                                  COMMON STOCK

                            ------------------------

     This is an offering made by the stockholders of 625,000 shares of common stock of American Aircarriers Support, Inc. which were issued in connection with the purchase of the assets of American Jet Engine Services, Inc. and 20,000 shares of common stock which are issuable upon exercise of outstanding options held by an advisor. We will receive the $6.00 per share exercise price of the options when they are exercised, but we will not receive any of the proceeds from the sale of the 645,000 shares by the advisor or the stockholders of AMJET. We have agreed to pay the expenses of registering the shares, estimated at $20,000.

     The selling stockholders have advised us that they intend to sell the shares as principals for their own accounts from time to time in the over-the-counter market or in negotiated transactions or a combination of those methods of sale. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The registration statement of which this prospectus forms a part must be current at the time of sale. See "Plan of Distribution."

     On November 19, 1999, the closing price of our common stock was $7.6875 per share. Our common stock is traded on the Nasdaq National Market under the symbol "AIRS."

                               ------------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------



                      PROSPECTUS DATED NOVEMBER ___, 1999.

                               ------------------



                                TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                                ----

Prospectus Summary................................................................................................1
Risk Factors......................................................................................................4
Important Factors Related to Forward-Looking Statements and Associated Risks.....................................11
Use of Proceeds..................................................................................................12
Selling Stockholders.............................................................................................12
Plan of Distribution.............................................................................................12
Legal Matters....................................................................................................13
Experts..........................................................................................................13
Additional Information...........................................................................................13
Incorporation of Certain Documents By Reference..................................................................13


                               ------------------

                               PROSPECTUS SUMMARY

         This summary highlights information about our business and doesn't contain all of the information that you should consider before investing in the common stock. The other information is important, so you should read the entire prospectus carefully, including the "Risk Factors" section, and you should also read the documents on file with the SEC which are incorporated into this prospectus by reference, including our most recent Form 10-KSB and Forms 10-QSB.

         American Aircarriers Support, Incorporated is an international supplier of aviation services, which includes the sale of aircraft components and spare parts, maintenance, repair and overhaul services, and engine management services. Our customers include major commercial passenger and cargo airlines, other maintenance and repair facilities and other redistributors located throughout the world. Until the fourth quarter of 1998, substantially all of our revenues were derived from the sale of the following products:

     o complete Pratt & Whitney JT8 series engines and, to a lesser extent, General Electric CFM56 engines;

     o engine components and spare parts primarily for these two types of engines; and

     o airframe components and spare parts primarily for Boeing, McDonnell-Douglas and Airbus aircraft.

     In the last quarter of 1998, we began to implement an acquisition strategy aimed primarily at expanding our redistribution sales capabilities by acquiring complementary business, including businesses providing engine management services, maintenance, repair and overhaul services or manufacturing capabilities. Our goal is to become a full service "one stop" supplier of products and services for customers. Since October 14, 1998 to the date of this prospectus, we have used four newly formed subsidiaries to acquire substantially all of the assets of the following businesses which we refer to as the acquired companies:

     o Global Turbine Services, Inc and its affiliate Turbine Inspections, Incorporated, an engine management service;

     o Condor Flight Spares, Inc., a redistributor of landing gear parts and now an FAA certified landing gear maintenance, repair and overhaul facility specializing in landing gears;

     o American Jet Engine Services, Inc., an FAA certified maintenance, repair and overhaul facility specializing in jet engines, together with Global Air Spares, Inc. and Atlantic Airmotive Corporation, both Amjet affiliates engaged in jet engine and engine parts redistribution; and

     o Complete Controls, Inc., an FAA certified maintenance, repair and overhaul facility specializing in flight control surfaces such as flaps, slats and rudders.

     As a result of these transactions, we have expanded our service base and we now offer:

     o   FAA-certified engine maintenance and repair;

     o   FAA-certified landing gear maintenance and repair;

     o   FAA-certified flight control surface maintenance and repair; and

     o   engine management services.

     We have continued or expanded the operations of the acquired companies in the locations in which they were previously operating. Amjet, GASI and AAC now operate as AAS-Amjet.; Condor now operates as AAS Landing Gear Services; GTI and TII operate as AAS Engine Services and CCI now operates as AAS Complete Controls. References in this prospectus to "AAS" include AAS and the acquired companies. The principal executive office of AAS is 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill, South Carolina 29715. The phone number of the executive office is (803) 548-2160.


                                  THE OFFERING


Common Stock offered by selling stockholders................    645,000 shares


Common Stock outstanding at November 22, 1999...............    7,190,104 shares, including 625,000 of the
                                                                shares being offered by selling stockholders


Use of proceeds.............................................    All of the shares of common stock are being
                                                                offered by the selling stockholders, so we
                                                                will not receive any proceeds from sale of
                                                                the shares.  We will add any funds we
                                                                receive from exercise of the options by the
                                                                advisor to working capital.


Nasdaq National Market(R) symbol..............................  AIRS

                             SUMMARY FINANCIAL DATA

         The following consolidated selected financial data for the years ended December 31, 1998 and 1997 and the unaudited financial data for the nine-month period ended September 30, 1999 and 1998 summarizes information in the consolidated financial statements and related notes appearing in our Report on Form 10-KSB for the year ended December 31, 1998 and Report on Form 10-QSB for the period ended September 30, 1999, and the information in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in those reports. You cannot assume that the results of operations below indicate results of operations that we will achieve in the future.


                                                                                                        NINE MONTHS
                                                            FOR THE YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                                                            ------------      -------------     ------------------------------
                                                                1998              1997              1999              1998
                                                            ------------      -------------     ------------      ------------
                                                                                                                   (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)


CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues ..........................................     $     26,281      $     13,250     $     47,038      $     15,441
Cost of sales and service .............................           15,995             7,946           30,018             8,718
                                                            ------------      ------------     ------------      ------------
Gross profit ..........................................           10,286             5,304           17,020             6,723
                                                            ------------      ------------     ------------      ------------
Selling and marketing .................................            1,671               703            3,330               992
General and administrative ............................            1,666               564            4,099               732
                                                            ------------      ------------     ------------      ------------
Total expenses ........................................            3,337             1,267            7,429             1,724
                                                            ------------      ------------     ------------      ------------
Operating income ......................................            6,949             4,037            9,591             4,999
Other income (expense) ................................             (184)               36           (2,037)             (110)
Deferred financing fees ...............................               --                --              (99)               --
                                                            ------------      ------------     ------------      ------------
Net income before income taxes ........................            6,765             4,073            7,455             4,889
Provision for taxes ...................................            1,813                --            2,911             1,183
                                                            ------------      ------------     ------------      ------------
Net income ............................................            4,952             4,073            4,544             3,706
                                                            ============      ============     ============      ============

PRO FORMA DATA: (1)
Income before taxes as reported .......................            6,765             4,073               --             4,889
Pro forma income tax expense ..........................            2,571             1,629               --             1,956
                                                            ------------      ------------     ------------      ------------
Pro forma net income ..................................            4,194             2,444               --             2,933
                                                            ============      ============     ============      ============

Earnings per share and pro forma earnings
   per share outstanding (basic) ......................     $       0.76      $       0.60     $       0.63      $       0.58
                                                            ============      ============     ============      ============
Earnings per share and pro forma earnings
   per share outstanding (diluted) ....................     $       0.76      $       0.60     $       0.62      $       0.58
                                                            ============      ============     ============      ============
Weighted average shares outstanding and pro forma
   weighted average shares outstanding (basic) ........            5,512             4,100            7,190             5,087
Weighted average shares outstanding and pro forma
   weighted average shares outstanding (diluted) ......            5,517             4,100            7,333             5,087



                                                    FOR THE YEAR  ENDED DECEMBER 31,       SEPTEMBER 30,
                                                        1998                1997              1999
                                                  ---------------     ---------------     ---------------
                                                                                            (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED BALANCE SHEET DATA:
Working capital .............................     $        19,743     $         4,198     $         2,825
Inventory ...................................              22,220               5,625              47,886
Receivables .................................               4,627               1,972               9,565
Total assets ................................              44,178               9,049              87,957
Total liabilities ...........................              20,702               4,180              59,937
Stockholders' equity ........................              23,476               4,869              28,020

-------------------

(1) We terminated our S Corporation election in May 1999. The pro forma data assumes that we were a C Corporation and were required to pay federal and state income taxes at an effective tax rate of 40%.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all of the other information in this prospectus or incorporated into this prospectus before deciding to invest in our common stock. IF any of the events described in the following risks or elsewhere in this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected and cause the price of our common stock to be highly volatile.

DECREASED DEMAND FOR AIR TRAVEL AND INCREASES IN FUEL PRICES COULD AFFECT OUR BUSINESS.

         Our customers include major commercial passenger and cargo airlines, other maintenance and repair facilities and other redistributors located throughout the world. Adverse economic factors in the airline industry, such as decreased demand for air travel, tend to cause downward pressure on prices for aircraft components and spare parts and result in increased credit risks. The price of aviation fuel also affects our business. Older aircraft, which account for most of our aircraft components and spare parts and maintenance and repair business, consume more fuel than newer, more fuel efficient aircraft. When the price of fuel increases, the economics of purchasing newer aircraft may outweigh the demand for older aircraft. A decrease in older aircraft usage may decrease the demand for our aircraft components and spare parts and our services. A decrease in demand could affect our ability to maintain profitability.

NEW REGULATIONS ON OLDER AIRCRAFT MAY DIMINISH SALES OF COMPONENTS AND SPARE PARTS FOR OLDER AIRCRAFT AND WE HAVE HISTORICALLY RELIED ON THOSE SALES FOR A SIGNIFICANT PORTION OF OUR REVENUES.

         Before merging the acquired companies into our operations, our principal business was the sale of aircraft components and spare parts for Boeing 737 aircraft and the Pratt & Whitney JT8 engine series. The 737 has been in production since the early 1960s and the JT8 engine is one of the most widely used engine in commercial aviation. The Federal Aviation Agency has promulgated regulations governing noise emission standards for older aircraft and implemented an Aging Aircraft Program Plan. Older aircraft must install hush-kits to meet noise emission standards or be phased out of operation in the United States by December 31, 1999 and in the European Union by April 1, 2002. The Aging Aircraft Program requires aircraft operators to make structural modifications for airframe fatigue and to implement corrosion prevention and control programs. Although those regulations further increase the costs of maintaining older aircraft, we believe that the cost of acquiring new replacement aircraft is substantially greater than the cost of updating older aircraft to comply with these requirements. However, if these regulations or other regulations enacted in the future lead to a significant decline in the use of 737 aircraft or JT8 engines by aircraft operators, our revenues from the sales of aircraft components and spare parts would decrease.

ANY SIGNIFICANT INCREASE IN THE AVAILABILITY OF AIRCRAFT COMPONENTS AND SPARE PARTS IN THE MARKETPLACE COULD AFFECT THE SALES AND PRICES OF OUR AIRCRAFT COMPONENTS AND SPARE PARTS.

         Some aircraft components and spare parts of older aircraft can be used on newer aircraft. If a significant number of older aircraft are taken out of service and disassembled, the availability of those interchangeable aircraft components and spare parts could cause us to reduce the prices of aircraft components and spare parts in our inventory. Aircraft manufacturers may also develop new parts to be used interchangeably with parts in our inventory, which could also cause us to reduce the prices of our inventory. Any significant price reductions would affect our revenues and profit margins.

OUR FAILURE TO PURCHASE INVENTORY AT ACCEPTABLE PRICES OR TO SUCCESSFULLY IDENTIFY CUSTOMER DEMAND COULD FORCE US TO SELL EXCESS INVENTORY AT DISCOUNTED PRICES.

         We purchase engines and aircraft components and spare parts inventory from third parties. The availability of inventory is often the determining factor in sales of aircraft components and spare parts. Our success will depend upon our identification of potential sources of inventory, including bulk purchases and purchases of entire aircraft for disassembly, and effecting timely purchases at acceptable terms and prices. We must also anticipate customer demand for the various types of engines, engine components, and aircraft components and spare parts. If we are unable to purchase engines or components and spare parts inventory, or we are unable to make purchases at reasonable prices, our sales may be depressed. If we cannot accurately predict our customers' needs, we might have to take write-downs associated with excess inventory.

OUR FINANCIAL RESULTS MAY BE AFFECTED BY THE EXPANSION OF THE TYPES OF INVENTORY WE CARRY.

         We have historically purchased and sold aircraft components and spare parts for Boeing 737 aircraft, a narrow-body aircraft, and the Pratt & Whitney JT8 engine series. We are entering the wide-body aircraft market by adding to our inventory aircraft components and spare parts for the Boeing 767 and the McDonnell-Douglas DC-10 and engines used to power wide-body aircraft, including the General Electric CF6, the Pratt & Whitney JT9 and PW4000 engine series. We have also acquired inventory from each of the acquired companies. Our experience in managing our existing engine and aircraft components and spare parts inventory may not sufficiently enable us to effectively manage inventories for additional aircraft and engine types. We may also misjudge market prices or demand for our new inventories. If we are unable to manage our new inventories effectively, we could be forced to liquidate our excess inventories at discounted prices that would negatively affect our sales and margins.

THE AVIATION INDUSTRY IS HIGHLY REGULATED AND NONCOMPLIANCE WITH REGULATIONS FOR ANY REASON COULD BE DETRIMENTAL TO OUR BUSINESS.

         The aviation industry is highly regulated in the United States by the FAA and in other countries by similar regulatory agencies. Specific regulations vary from country to country, but are generally designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of aircraft and to address environmental concerns. Our aircraft components and spare parts business is not directly regulated by these agencies, but customers who use our aircraft components and spare parts and the facilities that perform maintenance, repair and overhaul, including our own repair facilities, are extensively regulated.

         Before aircraft components and spare parts may be installed in an aircraft, they must:

         o meet standards of condition established by the appropriate regulatory agencies;

         o     be traceable to sources deemed acceptable by regulatory agencies;
               and

         o be accompanied by documentation which enables the customer to comply with the regulatory requirements applicable to them.

         Any of the aircraft components and spare parts in our inventory which do not comply with these conditions must be scrapped or modified.

         Regulations also dictate the monitoring, inspection, maintenance and repair procedures and schedules for the various types of aircraft, engines and aircraft components and spare parts we sell. In addition, regulations require that repair procedures be performed only by licensed repair facilities utilizing licensed technicians. AAS-Amjet, AAS Landing Gears and AAS Complete Controls, our newly acquired repair operations, are certified by the FAA and, in some cases, by original equipment manufacturers, and must maintain their certification to perform maintenance, repair and overhaul services. Personnel at repair facilities must also be certified or licensed by the FAA to perform maintenance, repair and overhaul services. Certified repair operations are periodically inspected and must comply with all regulations to maintain certification. Any failure to maintain certification of our repair facilities would adversely impact the results of our operations.

         In the future, regulatory agencies could adopt new regulations, which could be more stringent than those now existing. These new regulations could have negative effects on our business, financial condition or results of operations.

WE USE THIRD PARTY REPAIR AND OVERHAUL SERVICES OVER WHICH WE HAVE NO CONTROL.

         In addition to our own repair operations, we use third-party licensed repair facilities to perform necessary repair and overhaul services. We have no direct control over the quality of repair services performed by these third-party repair facilities. It is possible that airframe or engine components and spare parts could be designated as airworthy by a repair facility, be sold by us and placed on an aircraft, and subsequently be determined to be unsafe, in need of further repair or defective. If that occurred, the FAA could take action, including the grounding of the aircraft. In addition, the customer could demand a replacement component or spare part. Any quality control issue could damage our reputation in the industry and adversely affect our business operations.

THE LIMITED NUMBER OF AVAILABLE LICENSED REPAIR FACILITIES COULD NEGATIVELY IMPACT OUR BUSINESS AND SALES.

         There are a limited number of licensed repair facilities and this has, on occasion, resulted in long turnaround times for the repair and overhaul of engines and aircraft components and spare parts. The FAA's increased scrutiny of third-party repair facilities could result in fewer FAA-licensed repair facilities which could lead to longer turnaround times in the future. Longer turnaround times affect our customer relations and could result in decreased sales of our products.

THE LOSS OF SENIOR MANAGEMENT OR OTHER KEY PERSONNEL WITH EXPERIENCE IN THE AVIATION SERVICES INDUSTRY OR OUR FAILURE TO ATTRACT AND RETAIN OTHER PERSONNEL COULD HARM OUR BUSINESS.

         We believe our continued success will depend to a significant degree upon the services of our senior management team, including the management of each of the acquired companies. Our ability to operate our business successfully could be jeopardized if we lose the services of any of the members of our senior management team and we were unable to find and hire a capable successor. We also significantly depend upon retaining the services of the key personnel and licensed technicians in each of the acquired companies. Intense competition in the airline licensed repair business may make it more difficult to hire or retain qualified licensed personnel which we must have to maintain our FAA licenses for our repair facilities.

OUR OPERATING RESULTS MAY FLUCTUATE AND THE VALUE OF YOUR INVESTMENT MAY BE ADVERSELY AFFECTED.

         Our operating results may fluctuate significantly from quarter-to-quarter due to many factors, some of which are out of our control. Factors which could affect operating results in any quarter include:

         o the timing and size of orders and the payment of orders, particularly from significant customers;

         o the timing and type of inventory purchases, such as bulk purchases or purchases of aircraft for disassembly; and

         o     the mix of our inventory.

         We don't obtain long-term commitments from our customers so we have to anticipate future orders, adjust our inventory and estimate our revenues based on our customers' historic purchasing patterns and on discussions with them as to their future requirements. If our operating results are below the expectations of public market analysts or investors, the price of our common stock could decline.

WE FACE FINANCIAL RISKS ASSOCIATED WITH OUR GROWTH BY ACQUISITION STRATEGY THAT COULD AFFECT OUR PROFITABILITY, WORKING CAPITAL OR OPERATING RESULTS OR COULD DILUTE STOCKHOLDERS' EQUITY.

         We intend to continue to pursue acquisitions of additional repair facilities, aircraft components and spare parts redistributors and small manufacturers of aviation products as part of our growth strategy. Some of the financial risks associated with acquisitions are that:

         o we may be unable to acquire suitable complementary companies at reasonable prices;

         o the costs of acquisitions, including the amortization of goodwill and other intangible assets, could negatively impact our operating results and profitability;

         o if we use our common stock as part of the acquisition price, the acquisition may be dilutive to our stockholders and the issuance of additional common stock may cause the market price of our common stock to decline;

         o if we use cash funds as part of the acquisition price, the funds available for working capital and other business opportunities are decreased; and

         o if we borrow additional funds to use as part of the acquisition price, our financial condition may be viewed less favorably.

Any of these risks could negatively impact our profitability, working capital and operating results.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR CURRENT AND FUTURE ACQUIRED COMPANIES WHICH COULD MATERIALLY AFFECT OUR OPERATIONS.

         We will have to expend substantial managerial, operating, financial and other resources to integrate each acquired company into our currently existing operations. Our success will depend on our ability to integrate the operations and services of our acquired companies and to retain the personnel, including key employees, of our acquired companies. If the historical operations, revenue and earnings levels of our acquired companies cannot be sustained or improved, our results of operations could be negatively affected. In addition, if we have to fund working capital requirements of our acquired companies, working capital available for our currently existing operations would decrease. In addition, if we are unable to successfully integrate our acquired companies, we may experience operating inefficiencies, which could reduce our profitability.

WE MAY INCUR ADDITIONAL COMPLIANCE AND REGULATORY CONCERNS WITH REGARD TO OUR REPAIR FACILITY ACQUISITIONS.

         Since the completion of our public offering in May 1998, we have acquired three FAA licensed maintenance, repair and overhaul facilities. Acquisitions of FAA-licensed facilities require us to:

         o     maintain FAA licensing to conduct operations;

         o assume additional liability associated with incorrect or inadequate repairs; and

         o     comply with more extensive governmental regulations.

         All of these requirements increase our operating costs which could reduce profitability.

OUR STRATEGY TO GROW BY INCREASING OUR LEASING BUSINESS MAY NOT BE SUCCESSFUL WHICH COULD BE DETRIMENTAL TO OUR OPERATIONS.

         One of our growth strategies is to increase market share by leasing to third parties aircraft components and spare parts, as well as complete aircraft and engines. Aircraft components and spare parts leases are typically used by smaller passenger or cargo carriers to reduce capital expenditures, and leasing to smaller carriers could increase the risk of financial default by the lessee. The success of our leasing operation depends on:

         o the return at the end of the lease term of the leased components and spare parts, aircraft or engines in marketable condition;

         o the continued re-lease of components and spare parts, aircraft and engines on favorable terms on a timely basis;

         o our ability, at the end of the lease term, to sell the components and spare parts, aircraft or engines at favorable prices, or to realize sufficient value from components and spare parts obtained from the disassembly of aircraft or engines;

         o     the collection of lease payments when due; and

         o the repossession of our components and spare parts, aircraft or engines if the lessee defaults in payments.

         Numerous other factors, many of which are beyond our control, may make it more difficult to re-lease, sell or disassemble aircraft or engines. These factors include:

         o     general market conditions;

         o regulatory changes (particularly those imposing environmental or maintenance requirements on the operation of aircraft and engines);

         o     changes in the supply and cost of aircraft or engines; and

         o     technological developments.

         The occurrence of any of these factors could be detrimental to our leasing operations. If our leasing business is unsuccessful, our revenues may be impacted.

WE DEPEND UPON FINANCING TRANSACTIONS TO IMPLEMENT OUR GROWTH STRATEGIES AND WE MAY BE UNABLE TO OBTAIN FUTURE FINANCING.

         We have financed our operations through a combination of equity and debt financing transactions. We completed our initial public offering of common stock in May 1998 and as of September 30, 1999, we had borrowed $48.6 million from our line of credit and were eligible to make additional borrowings, depending on our eligible borrowing base, which includes the liquidation value of our inventory and substantially all of our receivables. Our credit facility is secured by substantially all of our assets. The funds from these financing transaction have been used primarily to purchase the assets of the acquired companies and to finance our growth.

         Our ability to enter into future financing transactions depends on our future operating performance, which may be affected by economic, financial, competitive and other factors beyond our control, as discussed in other risk factors in this section. Using a substantial portion of our cash flow from operations to make our principal and interest payments reduces the funds available for our operations and for other business opportunities. As a result, we may be required to obtain additional financing to support our growth. If we are not able to obtain financing to support our growth or to obtain financing on terms favorable to us, the market price of our common stock could decline and your investment may be adversely effected.

OUR LENDERS IMPOSE RESTRICTIONS ON US WHICH COULD LIMIT OUR FLEXIBILITY IN MAKING BUSINESS DECISIONS.

         Our credit agreement imposes restrictions on our ability to incur additional debt and requires us to maintain specific financial ratios. These restrictions could limit our ability to pay dividends, prepay our indebtedness, sell our assets or engage in mergers and acquisitions. In addition, our lender could declare an event of default if we don't comply with all of our restrictions and covenants. Any event of default, if not cured or waived, could allow our lender to demand immediate payment which would adversely impact our business and operations.

A PORTION OF OUR REVENUE IS DERIVED FROM SALES TO INTERNATIONAL CUSTOMERS AND AS A RESULT WE FACE ADDITIONAL FINANCIAL AND REGULATORY RISKS.

         Sales to international customers accounted for approximately 23% of our net sales in the 1998 fiscal year and we expect that international sales will continue to represent a material portion of our net sales in future periods. International sales have inherent risks, including:

         o     variations in local economies;

         o fluctuating exchange rates if our international sales were to be denominated in a currency other than U.S. dollars in future periods;

         o     greater difficulty in accounts receivable collection;

         o     changes in tariffs and other trade barriers;

         o     adverse foreign tax consequences; and

         o burdens of complying with a variety of foreign laws, particularly aviation related laws.

         Any of these factors could reduce our sales and profitability and adversely affect our business.

IF WE WERE REQUIRED TO DEFEND OR WERE FOUND LIABLE UNDER ANY SIGNIFICANT PRODUCT LIABILITY CLAIM, OUR FINANCIAL CONDITION WOULD BE ADVERSELY IMPACTED AND OUR REPUTATION WOULD BE DAMAGED.

         Our business exposes us to possible claims for personal injury and death and we could be named as a defendant in a lawsuit if a component or spare part sold, repaired or leased by us failed in an aircraft which had a catastrophic accident. No lawsuit has ever been filed against us based upon a product liability theory and we currently maintain product liability insurance in an amount we believe is adequate to cover significant claims. In the future, we may be unable to obtain product liability insurance coverage or it may only be available at an unacceptable cost. Our financial condition and results of operations could decline if we were required to defend or were found liable under a product liability claim and we had no insurance or indemnification or our insurance was insufficient to cover the claim. Any claim against us could harm our reputation in the aircraft components and spare parts industry which, in turn, could result in less sales and revenues.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS AND THE VALUE OF YOUR INVESTMENT MAY DECLINE AS A RESULT.

         The international aircraft components and spare parts redistribution market is highly competitive. The principal companies with which we compete are all significantly larger and many have greater financial and marketing resources than we do. We also compete with smaller regional niche competitors. Computer-generated inventory catalogues also give customers access to a broad array of suppliers, including aircraft manufacturers, airlines and aircraft services companies. As a result of the intense competition, we may be unable to successfully compete and our prices for aircraft components and spare parts may be depressed. Our goal is to distinguish ourselves from our competitors by becoming a full service supplier capable of providing "one stop shopping" for supply, maintenance, repair and overhaul of aircraft components and spare parts. We cannot assure you that we will be able to distinguish ourselves from our competitors or compete successfully in this market.

ALMOST ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK ARE ELIGIBLE FOR SALE INTO THE OPEN MARKET AND SIGNIFICANT SALES OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR STOCK TO FALL.

         We have 4,940,104 shares of restricted common stock currently outstanding. Some of these shares may have restrictions on resale, such as the volume limits for affiliates under Rule 144, or contractual restrictions on resale, but these restrictions can cease or the shares could be registered for sale. Sales of a significant number of restricted shares of common stock into the open market under Rule 144 or otherwise could cause the price of our stock to decline.

THE EXISTENCE OF OUR OUTSTANDING OPTIONS AND WARRANTS COULD AFFECT THE TERMS ON WHICH WE CAN NEGOTIATE ADDITIONAL EQUITY FINANCING AND THE EXERCISE OF THOSE OPTIONS MAY DILUTE STOCKHOLDERS' INTERESTS.

         We have granted options to purchase 593,250 shares and we have an additional 306,750 shares of common stock reserved for issuance under our option plan. We have also issued warrants to purchase 200,000 shares of common stock to the underwriters of our public offering. The mere existence of those options and warrants may hinder us from obtaining the most favorable terms in any equity financing in the future. In addition, if those options and warrants are exercised, our existing stockholders' interests may be diluted and the market price of our common stock could fall.

OUR ANTI-TAKEOVER PROVISIONS, THE RIGHT TO ISSUE PREFERRED STOCK AND OUR STOCK OWNERSHIP COULD NEGATIVELY IMPACT OUR STOCKHOLDERS.

         Our certificate of incorporation and bylaws contain anti-takeover provisions which may discourage a change of control transaction. In addition, the vesting of options and the expiration of any restriction periods on stock awards under the option plan may be accelerated in some change of control transactions. These provisions, as well as the issuance of preferred stock and the existence of the anti-takeover provisions in our certificate of incorporation might discourage third parties from trying to acquire us. As a result, our stockholders may not receive an attractive offer that might increase the value of their investment.

         Our officers and directors own or control the voting of approximately 70% of our outstanding common stock. If they act together, they can control most matters submitted to stockholders, including the election of directors and matters such as acquisitions, mergers or changes in our capitalization. As a result of their ownership, the officers and directors could delay or prevent a change of control or otherwise discourage a potential acquiror from attempting to gain control of us. This could result in a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

                          IMPORTANT FACTORS RELATED TO
                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This prospectus and documents incorporated into this prospectus by reference contain forward-looking statements, which plan for or anticipate future events and involve risks and uncertainties. When used in this prospectus and in those documents incorporated by reference, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends and other risks or uncertainties detailed in this prospectus or those incorporated documents based on management's current expectations. Prospective purchasers are cautioned that any forward-looking statements are not guarantees of future performance and that actual results could differ materially from the results expressed in or implied by these forward-looking statements. Some of these factors which can affect actual results are described in the Form 10-KSB under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in the risk factors in this prospectus. Many of these factors are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual plan of operations, business strategy, operating results and financial position could differ materially from those expressed in, or implied by, the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. If the advisor exercises all of his options, we would receive proceeds of approximately $120,000, which we would use as working capital and for general corporate purposes. Any of the proceeds that we do not need immediately will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares being registered for the benefit of each of the selling stockholders. The shares represent approximately 9% of our currently outstanding shares. Each selling stockholder has advised us that he has sole voting and investment power for all of his shares.


                                                          AMOUNT OF BENEFICIAL
                                                      ---------------------------          NUMBER OF SHARES
 NAME                                                 NO. OF SHARES    % OF CLASS           BEING OFFERED
-------                                               ---------------------------          ----------------

Anton K. Khoury (1)................................       312,500          4.3                   312,500
Hanna Khoury (1)...................................       312,500          4.3                   312,500
Robert W. Walter, Esq (2)..........................        20,000            *                    20,000

----------------
* Less than 1%

(1) Anton and Hanna Khoury are both employed by AAS-Amjet under three year employment agreements which they entered into when we acquired AMJET in November 1998. Anton Khoury serves as President of AAS-Amjet and Hanna Khoury serves its Executive Vice President. Anton Khoury has been a member of our Board of Directors since November 1998.

(2)  Robert Walter has served as our securities counsel since September 1997.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that they intend to sell their shares as principals for their own account. They may sell the shares from time to time in the over-the-counter market, in privately negotiated sales or on other markets. The registration statement of which this prospectus forms a part must be current at any time during which a selling stockholder sells any shares. We have agreed to maintain a current registration statement until the earlier of :

         o     twelve months after the date of this prospectus;

         o the Rule 144 holding periods which would make the shares freely transferable have been satisfied; or

         o     until all of the shares have been sold.

         We have agreed to pay the expenses of registering the shares, but the selling shareholders must pay any broker's commissions for any shares sold by their brokers in brokerage transactions.

                                  LEGAL MATTERS

         Berliner Zisser Walter & Gallegos, P.C., in Denver, Colorado will be giving an opinion of the validity of the shares being offered. A shareholder of that firm owns 17,000 shares of common stock and options to acquire 20,000 shares of common stock. The shares which can be acquired by exercising those options are being offered by this prospectus.

                                     EXPERTS

         Our balance sheets as of December 31, 1997 and 1998 and our statements of operations, stockholders' equity and cash flows at the end of those years, are incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1998. They have been included in reliance on the report of Cherry, Bekaert & Holland, L.L.P., independent accountants, given on their authority as experts in auditing and accounting.

         Cherry, Bekaert & Holland, L.L.P. did not audit or review the financial information in our quarterly reports on Form 10-QSB which are incorporated by reference into this prospectus and so the firm is not expressing any opinion or any other form of assurance on that information.

                              AVAILABLE INFORMATION

         We must comply with the informational requirements of the Securities Exchange Act and, accordingly, we file reports including Form 10-KSB, Form 10-Q SB and Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the Internet site is http://www.sec.gov.

         We have filed with the SEC a registration statement under the Securities Act for the shares offered by this prospectus. This prospectus, filed as part of the registration statement, omits some of the information contained in the registration statement, as permitted by the rules and regulations of the SEC. The registration statement may be inspected and copied in the manner and at the sources described above. Any statements contained in this prospectus concerning any document are not necessarily complete and in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         Our Annual Report on Form 10-KSB filed with the SEC on March 16, 1999, as amended on June 3, 1999, for the fiscal year ended December 31, 1998, quarterly reports on Form 10-QSB filed with the SEC on May 12, 1999 for the quarter ended March 31, 1999, on August 12, 1999 for the quarter ended June 30, 1999 and on November 15, 1999 for the quarter ended September 30, 1999, a proxy statement filed April 19, 1999 and Forms 8-K filed April 15, 1999 and September 17, 1999 are incorporated by reference into this prospectus. The description of common stock contained in our registration statement on Form 8-A, which Form 8-A incorporated by reference the description of common stock contained in our registration statement on Form SB-2 (S.E.C. File No. 333-48497), both of which were declared effective on May 28, 1998, is incorporated by reference into this prospectus.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded if a statement contained in this prospectus or in any other document subsequently filed and incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide those copies, at no cost to the person requesting the information, upon written or oral request. Requests for copies should be made to the Chief Financial Officer, American Aircarriers Support, Incorporated, 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill, South Carolina 29715, Telephone: (803) 548-2160.

================================================================================


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.

================================================================================


================================================================================





                                 645,000 SHARES

                [AMERICAN AIRCARRIERS SUPPORT INCORPORATED LOGO]



                                  COMMON STOCK



                                   ----------
                                   PROSPECTUS
                                   ----------



                               NOVEMBER ___, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with this offering which will be paid by us are estimated to be as follows:



ITEM                                                                                             AMOUNT PAYABLE BY AAS
----                                                                                             ---------------------

S.E.C. Registration Fees......................................................................       $   1,423.36
Legal Fees....................................................................................          12,000.00*
Accounting Fees and Expenses..................................................................           4,000.00*
Miscellaneous Expenses........................................................................           2,576.64*
     Total....................................................................................       $  20,000.00*

--------------------
* Estimated for the purpose of this filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         A corporation organized under the Delaware General Corporation Law may indemnify its directors and officers for certain of their acts and the Certificate of Incorporation of AAS conforms to the Delaware General Corporation Law. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which the specified person is a party, if that person's actions were in good faith, were believed to be in the best interest of AAS and were not unlawful. Unless the person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the stockholders that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of AAS are generally the same as those set forth above except that indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In this type of action, the person to be indemnified must have acted in good faith, in a manner believed to have been in the best interest of AAS and with respect to which the person was not adjudged liable for negligence or misconduct.

         Indemnification may also be granted under the terms of agreements which may be entered into in the future pursuant to a vote of stockholders or directors. The statutory provision cited above and the referenced portion of the Certificate of Incorporation also grant the power to AAS to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services as officers and directors, and AAS does maintain such insurance to protect its officers and directors.

ITEM 16. EXHIBITS.

     (a) The following is a complete list of Exhibits filed as part of this registration statement and which are incorporated herein.


SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       2.1           Form of Agreement and Plan of Exchange among American Aircarriers                           2
                      Support, Inc., a South Carolina corporation, American Aircarriers
                      Support, Incorporated, a Delaware corporation, and Messrs. Karl F.
                      Brown and Herman O. Brown, Jr.

oo      2.2           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Aircarriers Support Acquisition Corp., Global
                      Turbine Services, Inc. and Turbine Inspections, Incorporated.

#       2.3           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Aircarriers Support Acquisition III Corp., Condor
                      Flight Spares, Inc., Ned Angene and Martin Washofsky.

x       2.4           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Jet Engine Services, Inc. and its Shareholders,
                      and American Aircarriers Support Acquisition II Corp.

xx      2.5           Asset Purchase Agreement among the Company, American Aircarriers                            2
                      Support Acquisition IV Corp., Complete Controls, Inc., Micah Chapman
                      and Frank Zambo.

*       3.1.2         Certificate of Incorporation of American Aircarriers Support,                               3
                      Incorporated as filed on February 9, 1998, with the Secretary of State of the State of Delaware.

*       3.2           Bylaws of American Aircarriers Support, Incorporated.                                       3

*       4.1.1         Form of specimen certificate for common stock of American Aircarriers                       4
                      Support, Incorporated.

*       4.1.2         Form of Representative's Warrant Agreement issued by American                               4
                      Aircarriers Support, Incorporated to Cruttenden Roth Incorporated.

oo      4.2           Registration Rights between American Aircarriers Support, Incorporated                      4
                      and M. Mike Evans.

#       4.3           Registration Rights Agreement between American Aircarriers Support,                         4
                      Incorporated and Condor Flight Spares, Inc.

x       4.4           Registration Rights Agreement between American Aircarriers Support,                         4
                      Incorporated and American Jet Engine Services, Inc.

o       5.            Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of                   5
                      the securities covered by this registration statement.



                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       10.1.1        Employment Agreement, dated January 31, 1998, by and between Karl F.                       10
                      Brown and American Aircarriers Support, Incorporated.

*       10.1.2        Employment Agreement, effective January 1, 1998, by and between                            10
                      Elaine T. Rudisill and American Aircarriers Support, Incorporated.

oo      10.1.3        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and M. Mike Evans.

#       10.1.4        Employment Agreement between American Aircarriers Support,                                 10
                      Incorporated and Ned Angene.

#       10.1.5        Employment Agreement between American Aircarriers Support,                                 10
                      Incorporated and Martin Washofsky.

x       10.1.6        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Anton K. Khoury.

x       10.1.7        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Hanna K. Khoury.

**      10.1.8        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Joseph E. Civiletto.

xx      10.1.8        Employment Agreement between the Company and Micah Chapman.                                10

xx      10.1.9        Employment Agreement between the Company and Frank Zambo.                                  10

*       10.2          Form of Indemnification Agreement between American Aircarriers                             10
                      Support, Incorporated and each officer and director of
                      American Aircarriers Support, Incorporated.

++      10.3.2        1998 Omnibus Stock Option Plan, as amended.                                                10

##      10.4          Loan and Security Agreement, dated May 25, 1999, among American                            10
                      Aircarriers Support, Incorporated, NationsBank, N.A., as
                      agent, and certain financial institutions.

*       10.4.1        Promissory Note, dated June 29, 1995, issued to NationsBank, N.A. by                       10
                      American Aircarriers Support, Incorporated.

*       10.4.2        Security Agreement, dated June 29, 1995, between NationsBank, N.A.                         10
                      and American Aircarriers Support, Incorporated.

*       10.4.3        Continuing and Unconditional guaranty, dated June 29, 1995, from Karl                      10
                      F. Brown to NationsBank, N.A.

*       10.4.4        Promissory Note Renewal, increasing principal amount to $2 million,                        10
                      issued to NationsBank, N.A. by American Aircarriers Support,
                      Incorporated.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       10.4.5        Promissory Note Renewal, increasing principal amount to $4 million,                        10
                      issued to NationsBank, N.A. by American Aircarriers Support,
                      Incorporated.

*       10.4.6        Commitment Letter, dated February 19, 1998, from NationsBank, N.A. to                      10
                      American Aircarriers Support, Incorporated.

*       10.4.7        Promissory Note, dated April 9, 1998, issued to NationsBank, N.A. by                       10
                      American Aircarriers Support, Incorporated.

*       10.4.8        Loan Agreement, dated April 9, 1998, between NationsBank, N.A. and                         10
                      American Aircarriers Support, Incorporated.

*       10.4.9        Security Agreement, dated April 9, 1998, between NationsBank, N.A. and                     10
                      American Aircarriers Support, Incorporated.

*       10.4.10       Continuing and Unconditional Guaranty, dated April 9, 1998, from Karl                      10
                      F. Brown to NationsBank, N.A.

+       10.4.11       Loan (Credit Facility) Agreement, dated July 13, 1998, between                             10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

**      10.4.12       Modification to the Credit Facility, dated January 1999, between                           10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

**      10.4.13       Modification to the Credit Facility, dated March 3, 1999, between                          10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

*       10.5.1        Lease Agreement, dated June 30, 1993, between B&C Enterprises and                          10
                      American Aircarriers Support, Incorporated.

*       10.5.2        Lease Agreement, dated July 30, 1997, between Brown Enterprises and                        10
                      American Aircarriers Support, Incorporated.

#       10.5.3        Lease Agreement, dated November 9, 1998, between American                                  10
                      Aircarriers Support, Incorporated and Condor Properties of Miami, Inc.

x       10.5.4        Lease of Real Property, dated November 19, 1998, between American                          10
                      Aircarriers Support, Incorporated and Anton K. Khoury.

x       10.5.5        Lease of Real Property, dated November 19, 1998, between American                          10
                      Aircarriers Support, Incorporated and Hanna K. Khoury.

**      10.5.6        Lease of Real Property, dated November 6, 1998,  between American                          10
                      Aircarriers Support, Incorporated and Crescent Resources, Inc.

**      10.5.7        Lease of Real Property, dated October 1, 1997,  between Global Turbine,                    10
                      Inc. and Shasta Aviation Corp., d/b/a as Crescent Helicopters assigned to
                      American Aircarriers Support, Incorporated on October 1, 1998.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

**      10.5.8        Lease of Real Property, dated December 17, 1998, between AAS Landing                       10
                      Gear Services, Inc.  and Condor Properties of Miami, Inc.

xx      10.5.10       Lease Agreement between Complete Controls Inc. and Tucson Airport                          10
                      Authority, Inc.

xx      10.5.11       Lease Agreement between Complete Controls Inc. and Tucson Airport                          10
                      Authority, Inc.

xx      10.5.12       Lease Agreement between AAS-Complete Controls Inc. and Tucson                              10
                      Airport Authority, Inc.

*       10.6          Form of S Corporation Tax Allocation and Indemnification Agreement                         10
                      among American Aircarriers Support, Incorporated, Karl F. Brown and
                      Herman O. Brown, Jr.

*       10.7          Joint Venture Agreement, dated January 26, 1998, between Global                            10
                      Turbine Services, Inc. and American Aircarriers Support, Incorporated.

*       10.7.1        Joint Venture Agreement, dated January 26, 1998, between Global                            10
                      Turbine Services, Inc. and American Aircarriers Support, Incorporated.

*       10.8          Voting Trust Agreement, dated February 23, 1998 among Herman O.                            10
                      Brown, Jr., David M. Furr, as Trustee, and American Aircarriers Support,
                      Incorporated.

*       10.9          Form of Lock-Up Agreements between stockholders of American                                10
                      Aircarriers Support, Incorporated and Cruttenden Roth Incorporated.

*       10.9.1        Consignment Agreement between American Aircarriers Support,                                10
                      Incorporated and M. Mike Evans.

*       10.10         Sale and Purchase Agreement, Two Boeing 737-200 Aircraft, between                          10
                      European Aviation Limited and American Aircarriers Support,
                      Incorporated.

x       10.10.1       Inventory Sales Agreement between American Aircarriers Support,                            10
                      Incorporated and Global Air Spares, Inc.

x       10.11         Aircraft Engine Sales Agreement between American Aircarriers Support,                      10
                      Incorporated and Atlantic Airmotive.

**      11.           Schedule computing net income per common share.                                            11

**      21.           Subsidiaries of the Registrant.                                                            21

o       23.1          Consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its                      23
                      opinion with respect to the legality of the securities
                      covered by this registration statement and to the
                      references to it in the prospectus filed as part of this
                      registration statement is included in Exhibit 5.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

o       23.2          Consent of Cherry, Bekaert & Holland, L.L.P., independent certified                        23
                      public accountants.


-----------------------------

* Incorporated by reference from Registration Statement on Form SB-2 (File No. 333-48497).

+ Incorporated by reference from Form 10-QSB filed November 5, 1998 (File No. 0-24275).

oo Incorporated by reference from Form 8-K (dated October 1, 1998) filed on October 14, 1998 (File No. 0-24275).

# Incorporated by reference from Form 8-K (dated November 9, 1998) filed on December 4, 1998 (File No. 0-24275).

x Incorporated by reference from Form 8-K (dated November 19, 1998) filed on December 4, 1998 (File No. 0-24275).

** Incorporated by reference from Form 10-KSB filed March 16, 1999 (File No. 0-24275).

## Incorporated by reference from Form 10-QSB filed August 12, 1999 (File No. 0-24275).

xx Incorporated by reference from Form 8-K (dated November 19, 1998) filed on September 17, 1999 (File No. 0-24275).

++ Incorporated by reference from Registration Statement on Form S-8 (File No. 333-18831).

o    Filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415.

     The undersigned small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Request for Acceleration of Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) Rule 430A.

     The small business issuer will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Mill, State of South Carolina, on November 22, 1999.

                              AMERICAN AIRCARRIERS SUPPORT, INCORPORATED

                               By: /s/ Karl F. Brown
                                   ---------------------------------------------
                                       Karl F. Brown, Chairman of the Board and
                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                               TITLE                                         DATE
                   ---------                               -----                                         ----

 /s/ Karl F. Brown                              Chairman of the Board and                           November 22, 1999
----------------------------------------        Chief Executive Officer
     Karl F. Brown                              (Principal Executive Officer)

 /s/ Joseph E. Civiletto                        President, Chief Operating                          November 22, 1999
---------------------------------------         Officer and Director
     Joseph E. Civiletto


 /s/ Elaine T. Rudisill                          Chief Financial Officer (Principal
---------------------------------------          Financial and Accounting Officer)                  November 22, 1999
     Elaine T. Rudisill


 /s/ David M. Furr                                Director                                          November 22, 1999
---------------------------------------
     David M. Furr


 /s/ Pamela K. Clement                            Director                                          November 22, 1999
---------------------------------------
     Pamela K. Clement

                                                  Director                                          November 22, 1999
 /s/ James T. Comer, III
---------------------------------------
     James T. Comer, III

 /s/ Anton K. Khoury                              Director                                          November 22, 1999
---------------------------------------
     Anton K. Khoury

                               INDEX TO EXHIBITS

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       2.1           Form of Agreement and Plan of Exchange among American Aircarriers                           2
                      Support, Inc., a South Carolina corporation, American Aircarriers
                      Support, Incorporated, a Delaware corporation, and Messrs. Karl F.
                      Brown and Herman O. Brown, Jr.

oo      2.2           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Aircarriers Support Acquisition Corp., Global
                      Turbine Services, Inc. and Turbine Inspections, Incorporated.

#       2.3           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Aircarriers Support Acquisition III Corp., Condor
                      Flight Spares, Inc., Ned Angene and Martin Washofsky.

x       2.4           Asset Purchase Agreement among American Aircarriers Support,                                2
                      Incorporated, American Jet Engine Services, Inc. and its Shareholders,
                      and American Aircarriers Support Acquisition II Corp.

xx      2.5           Asset Purchase Agreement among the Company, American Aircarriers                            2
                      Support Acquisition IV Corp., Complete Controls, Inc., Micah Chapman
                      and Frank Zambo.

*       3.1.2         Certificate of Incorporation of American Aircarriers Support,                               3
                      Incorporated as filed on February 9, 1998, with the Secretary of State of the State of Delaware.

*       3.2           Bylaws of American Aircarriers Support, Incorporated.                                       3

*       4.1.1         Form of specimen certificate for common stock of American Aircarriers                       4
                      Support, Incorporated.

*       4.1.2         Form of Representative's Warrant Agreement issued by American                               4
                      Aircarriers Support, Incorporated to Cruttenden Roth Incorporated.

oo      4.2           Registration Rights between American Aircarriers Support, Incorporated                      4
                      and M. Mike Evans.

#       4.3           Registration Rights Agreement between American Aircarriers Support,                         4
                      Incorporated and Condor Flight Spares, Inc.

x       4.4           Registration Rights Agreement between American Aircarriers Support,                         4
                      Incorporated and American Jet Engine Services, Inc.

o       5.            Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of                   5
                      the securities covered by this registration statement.



                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       10.1.1        Employment Agreement, dated January 31, 1998, by and between Karl F.                       10
                      Brown and American Aircarriers Support, Incorporated.

*       10.1.2        Employment Agreement, effective January 1, 1998, by and between                            10
                      Elaine T. Rudisill and American Aircarriers Support, Incorporated.

oo      10.1.3        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and M. Mike Evans.

#       10.1.4        Employment Agreement between American Aircarriers Support,                                 10
                      Incorporated and Ned Angene.

#       10.1.5        Employment Agreement between American Aircarriers Support,                                 10
                      Incorporated and Martin Washofsky.

x       10.1.6        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Anton K. Khoury.

x       10.1.7        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Hanna K. Khoury.

**      10.1.8        Executive Employment Agreement between American Aircarriers                                10
                      Support, Incorporated and Joseph E. Civiletto.

xx      10.1.8        Employment Agreement between the Company and Micah Chapman.                                10

xx      10.1.9        Employment Agreement between the Company and Frank Zambo.                                  10

*       10.2          Form of Indemnification Agreement between American Aircarriers                             10
                      Support, Incorporated and each officer and director of
                      American Aircarriers Support, Incorporated.

++      10.3.2        1998 Omnibus Stock Option Plan, as amended.                                                10

##      10.4          Loan and Security Agreement, dated May 25, 1999, among American                            10
                      Aircarriers Support, Incorporated, NationsBank, N.A., as
                      agent, and certain financial institutions.

*       10.4.1        Promissory Note, dated June 29, 1995, issued to NationsBank, N.A. by                       10
                      American Aircarriers Support, Incorporated.

*       10.4.2        Security Agreement, dated June 29, 1995, between NationsBank, N.A.                         10
                      and American Aircarriers Support, Incorporated.

*       10.4.3        Continuing and Unconditional guaranty, dated June 29, 1995, from Karl                      10
                      F. Brown to NationsBank, N.A.

*       10.4.4        Promissory Note Renewal, increasing principal amount to $2 million,                        10
                      issued to NationsBank, N.A. by American Aircarriers Support,
                      Incorporated.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

*       10.4.5        Promissory Note Renewal, increasing principal amount to $4 million,                        10
                      issued to NationsBank, N.A. by American Aircarriers Support,
                      Incorporated.

*       10.4.6        Commitment Letter, dated February 19, 1998, from NationsBank, N.A. to                      10
                      American Aircarriers Support, Incorporated.

*       10.4.7        Promissory Note, dated April 9, 1998, issued to NationsBank, N.A. by                       10
                      American Aircarriers Support, Incorporated.

*       10.4.8        Loan Agreement, dated April 9, 1998, between NationsBank, N.A. and                         10
                      American Aircarriers Support, Incorporated.

*       10.4.9        Security Agreement, dated April 9, 1998, between NationsBank, N.A. and                     10
                      American Aircarriers Support, Incorporated.

*       10.4.10       Continuing and Unconditional Guaranty, dated April 9, 1998, from Karl                      10
                      F. Brown to NationsBank, N.A.

+       10.4.11       Loan (Credit Facility) Agreement, dated July 13, 1998, between                             10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

**      10.4.12       Modification to the Credit Facility, dated January 1999, between                           10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

**      10.4.13       Modification to the Credit Facility, dated March 3, 1999, between                          10
                      NationsBank, N.A. and American Aircarriers Support, Incorporated.

*       10.5.1        Lease Agreement, dated June 30, 1993, between B&C Enterprises and                          10
                      American Aircarriers Support, Incorporated.

*       10.5.2        Lease Agreement, dated July 30, 1997, between Brown Enterprises and                        10
                      American Aircarriers Support, Incorporated.

#       10.5.3        Lease Agreement, dated November 9, 1998, between American                                  10
                      Aircarriers Support, Incorporated and Condor Properties of Miami, Inc.

x       10.5.4        Lease of Real Property, dated November 19, 1998, between American                          10
                      Aircarriers Support, Incorporated and Anton K. Khoury.

x       10.5.5        Lease of Real Property, dated November 19, 1998, between American                          10
                      Aircarriers Support, Incorporated and Hanna K. Khoury.

**      10.5.6        Lease of Real Property, dated November 6, 1998,  between American                          10
                      Aircarriers Support, Incorporated and Crescent Resources, Inc.

**      10.5.7        Lease of Real Property, dated October 1, 1997,  between Global Turbine,                    10
                      Inc. and Shasta Aviation Corp., d/b/a as Crescent Helicopters assigned to
                      American Aircarriers Support, Incorporated on October 1, 1998.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

**      10.5.8        Lease of Real Property, dated December 17, 1998, between AAS Landing                       10
                      Gear Services, Inc.  and Condor Properties of Miami, Inc.

xx      10.5.10       Lease Agreement between Complete Controls Inc. and Tucson Airport                          10
                      Authority, Inc.

xx      10.5.11       Lease Agreement between Complete Controls Inc. and Tucson Airport                          10
                      Authority, Inc.

xx      10.5.12       Lease Agreement between AAS-Complete Controls Inc. and Tucson                              10
                      Airport Authority, Inc.

*       10.6          Form of S Corporation Tax Allocation and Indemnification Agreement                         10
                      among American Aircarriers Support, Incorporated, Karl F. Brown and
                      Herman O. Brown, Jr.

*       10.7          Joint Venture Agreement, dated January 26, 1998, between Global                            10
                      Turbine Services, Inc. and American Aircarriers Support, Incorporated.

*       10.7.1        Joint Venture Agreement, dated January 26, 1998, between Global                            10
                      Turbine Services, Inc. and American Aircarriers Support, Incorporated.

*       10.8          Voting Trust Agreement, dated February 23, 1998 among Herman O.                            10
                      Brown, Jr., David M. Furr, as Trustee, and American Aircarriers Support,
                      Incorporated.

*       10.9          Form of Lock-Up Agreements between stockholders of American                                10
                      Aircarriers Support, Incorporated and Cruttenden Roth Incorporated.

*       10.9.1        Consignment Agreement between American Aircarriers Support,                                10
                      Incorporated and M. Mike Evans.

*       10.10         Sale and Purchase Agreement, Two Boeing 737-200 Aircraft, between                          10
                      European Aviation Limited and American Aircarriers Support,
                      Incorporated.

x       10.10.1       Inventory Sales Agreement between American Aircarriers Support,                            10
                      Incorporated and Global Air Spares, Inc.

x       10.11         Aircraft Engine Sales Agreement between American Aircarriers Support,                      10
                      Incorporated and Atlantic Airmotive.

**      11.           Schedule computing net income per common share.                                            11

**      21.           Subsidiaries of the Registrant.                                                            21

o       23.1          Consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its                      23
                      opinion with respect to the legality of the securities
                      covered by this registration statement and to the
                      references to it in the prospectus filed as part of this
                      registration statement is included in Exhibit 5.

                                                                                                                SB
EXHIBIT NO.           DOCUMENT                                                                                 ITEM
-----------           --------                                                                                 ----

o       23.2          Consent of Cherry, Bekaert & Holland, L.L.P., independent certified                        23
                      public accountants.


-----------------------------

* Incorporated by reference from Registration Statement on Form SB-2 (File No. 333-48497).

+ Incorporated by reference from Form 10-QSB filed November 5, 1998 (File No. 0-24275).

oo Incorporated by reference from Form 8-K (dated October 1, 1998) filed on October 14, 1998 (File No. 0-24275).

# Incorporated by reference from Form 8-K (dated November 9, 1998) filed on December 4, 1998 (File No. 0-24275).

x Incorporated by reference from Form 8-K (dated November 19, 1998) filed on December 4, 1998 (File No. 0-24275).

** Incorporated by reference from Form 10-KSB filed March 16, 1999 (File No. 0-24275).

## Incorporated by reference from Form 10-QSB filed August 12, 1999 (File No. 0-24275).

xx Incorporated by reference from Form 8-K (dated November 19, 1998) filed on September 17, 1999 (File No. 0-24275).

++ Incorporated by reference from Registration Statement on Form S-8 (File No. 333-18831).

o    Filed herewith.